                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-130545-24

SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 8, 2006
TO PROSPECTUS DATED SEPTEMBER 8, 2006)



                           $154,623,100 (APPROXIMATE)


                     MERRILL LYNCH MORTGAGE INVESTORS TRUST,
                                 SERIES 2006-SD1
                                 ISSUING ENTITY



                     MORTGAGE LOAN ASSET-BACKED CERTIFICATES



                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                    DEPOSITOR



                      MERRILL LYNCH MORTGAGE LENDING, INC.
                                     SPONSOR

       Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated September 8, 2006 (the "Prospectus Supplement"), the following sections are hereby deleted and replaced as follows:

       (i) The table and immediately succeeding paragraph on the cover are hereby deleted and replaced with the following:


       PRICE TO PUBLIC                       UNDERWRITING                    PROCEEDS TO
(INCLUDING ACCRUED INTEREST)                   DISCOUNT                       DEPOSITOR
----------------------------                 ------------                  ---------------


       $151,896,227.80                        $385,675.31                  $151,510,552.49
           98.236%                              0.249%                         97.987%


            The price to public and underwriting discount shown are for all classes of offered certificates in the aggregate. This information is shown for each individual class on page S-4. The proceeds to the depositor will be $151,510,552.49 before deducting expenses, which are estimated at $600,000. See "Method of Distribution."

       (ii) The sentence at the end of the fourth paragraph on page S-32 ("The Arrearages due as of the Cut-off Date equal approximately $1,776,282.") is hereby deleted and replaced with the sentence "The Arrearages due as of the Cut-off Date equal approximately $1,289,479.98."

       (iii) The table on page S-97 is hereby deleted and replaced with the following:


                                       PRICE TO    UNDERWRITING     SELLING     REALLOWANCE
CLASS OF CERTIFICATES                   PUBLIC       DISCOUNT     REALLOWANCE     DISCOUNT
---------------------                -----------   ------------   -----------   -----------


A..................................  100.000000%     0.156250%     0.093750%     0.046875%
M-1................................  100.000000%     0.312500%     0.187500%     0.093750%
M-2................................  100.000000%     0.375000%     0.225000%     0.112500%
M-3................................  100.000000%     0.531250%     0.318750%     0.159375%
B..................................   71.750000%     0.781250%     0.468750%     0.234375%
R..................................  100.000000%     0.000000%     0.000000%     0.000000%


       All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.


                                  ------------

                The date of this Supplement is November 21, 2006.